SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                    FORM N-8A
         NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name: Transamerica Occidental Life Separate Account VUL-1 of Transamerica Occidental Life Insurance Company


Address of Principal Business Office:

         1150 South Olive Street, Los Angeles, California 90015
Telephone Number : (213) 742-______

Name and Address of Agent for Service of Process:
                  James W. Dederer, Esq.
                  Executive Vice President,
                  General Counsel and Corporate Secretary
                  Transamerica Occidental Life Insurance Company
                  1150 South Olive Street
                  Los Angeles, CA  90015


Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                  Yes     X                    No


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, Registrant has caused this notification of registration to be duly signed on behalf of Registrant in the City of Los Angeles and the State of California on the______ day of October, 1997
                           Transamerica  Occidental  Life Separate  Account
VUL-1 of  Transamerica Occidental Life Insurance Company

                           (Registrant)

                           By:__________________________

                                    Aldo Davanzo
                  Vice President and Assistant Secretary


Attest:____________________________